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                                                                    EXHIBIT 99.1


A.H. BELO CORPORATION                                               NEWS RELEASE
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FOR IMMEDIATE RELEASE                                    Contact:  Harold Gaar
Monday, June 2, 1997                                               214/977-7650
4:00 P.M. CDT

                        BELO ACQUIRES TELEVISION STATION

                              KMOV-TV IN ST. LOUIS

     DALLAS - Belo announced today that, effective June 2, it has acquired CBS affiliate KMOV-TV in St. Louis, Missouri, from Paramount Stations Group, Inc.. The acquisition resulted from an agreement reached February 20 to exchange the station for Belo's UPN affiliate KIRO-TV in Seattle-Tacoma, Washington, in a three-way exchange. The transaction involved the consummation of Cox Broadcasting, Inc.'s purchase of KSTW-TV in Seattle-Tacoma from Gaylord Broadcasting Company, L.P., followed by a subsequent exchange of television assets in the Seattle-Tacoma market between Cox Broadcasting and the Paramount Stations Group.

     A. H. Belo Corporation is a leading television broadcasting and newspaper publishing company that owns and operates 16 network-affiliated television stations; six daily newspapers; three local or regional cable news channels; and Belo Productions, Inc.. Belo also manages four television stations through local marketing agreements, is the managing general partner of the Television Food Network and holds a controlling interest in America's Health Network. Three of Belo's stations are in the top 12 U.S. television markets, seven in the top 30 and eleven in the top 50 markets. The Company's television group reaches 13.5 percent of all U.S. television households.

     Belo's Broadcast Division includes four ABC affiliates (WFAA-TV in Dallas-Fort Worth; KXTV in Sacramento-Stockton-Modesto, California; WVEC-TV in Hampton-Norfolk, Virginia; and WHAS-TV in Louisville, Kentucky); five CBS affiliates (KHOU-TV in Houston, Texas; KMOV-TV in St. Louis, Missouri; WWL-TV in New Orleans, Louisiana; KOTV in Tulsa, Oklahoma; and KREM-TV in Spokane, Washington); five NBC affiliates (KING-TV in



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BELO ACQUIRES KMOV-TV
JUNE 2, 1997
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Seattle-Tacoma, Washington; KGW-TV in Portland, Oregon; WCNC-TV in Charlotte,
North Carolina; KHNL-TV in Honolulu, Hawaii; and KTVB-TV in Boise, Idaho); and two FOX affiliates (KASA-TV in Albuquerque-Santa Fe, New Mexico and KMSB-TV in Tucson, Arizona).

     Belo's principal newspapers are The Dallas Morning News (http://www.dallasnews.com) and the Providence Journal-Bulletin (http://www.projo.com). The Dallas Morning News is the operating company upon which Belo was built and has the country's seventh largest Sunday circulation (800,306) and ninth largest daily circulation (523,955). Belo's other daily newspapers are the Owensboro (KY) Messenger-Inquirer; the Bryan-College Station
(TX) Eagle; the Arlington (TX) Morning News and The Gleaner in Henderson, Kentucky.

     The success of Belo's media franchises depends upon providing local news, information and community service of the highest caliber. These principles have attracted and built relationships with viewers, readers and advertisers and have guided the Company's success for 155 years.



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